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                                    Exhibit 5
                Opinion and Consent of Jones, Day, Reavis & Pogue


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June 12, 1995



Fabri-Centers of America, Inc.
5555 Darrow Road
Hudson, Ohio  44236

RE:      Fabri-Centers of America, Inc.
         1990 Employees Stock Option and
         Stock Appreciation Rights Plan

Ladies and Gentlemen:

We have acted as counsel for Fabri-Centers of America, Inc., an Ohio corporation (the "Company"), in connection with the 1994 amendment (the "1994 Amendment") of the 1990 Employees Stock Option and Stock Appreciation Rights Plan of the Company as amended (the "1990 Plan"), to increase by 750,000 the number of shares of Commons Stock, without par value, of the Company (the "Common Shares") that may be issued or transferred and sold under the 1990 Plan. We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the additional 750,000 Common Shares that may be issued pursuant to the 1994 Amendment are duly authorized and will be, when issued in accordance with the 1990 Plan and any agreements contemplated thereby, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Form S-8 Registration Statement being filed by the Company to effect registration of the additional 750,000 Common Shares to be issued and sold pursuant to the 1994 Amendment under the Securities Act of 1933.


Very truly yours,



Jones, Day, Reavis and Pogue